                                   Exhibit 1
                                                                [Conformed Copy]

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                              DIGITAL ISLAND, INC.

                            BEACH ACQUISITION CORP.

                                      and

                            SANDPIPER NETWORKS, INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                                   Page
                                                                                   ----
ARTICLE I THE MERGER.............................................................    2
   1.1    The Merger.............................................................    2
   1.2    Closing; Effective Time................................................    2
   1.3    Effect of the Merger...................................................    2
   1.4    Articles of Incorporation; Bylaws......................................    2
   1.5    Directors and Officers.................................................    3
   1.6    Effect on Capital Stock................................................    3
   1.7    Surrender of Certificates..............................................    5
   1.8    No Further Ownership Rights in Company Capital Stock...................    7
   1.9    Lost, Stolen or Destroyed Certificates.................................    7
   1.10   Tax Consequences.......................................................    8
   1.11   Withholding............................................................    8
   1.12   Exemption from Registration; California Permit; Registration Rights....    8
   1.13   Taking of Necessary Action; Further Action.............................    9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.............................    9
   2.1    Organization, Standing and Power.......................................    9
   2.2    Capital Structure......................................................   10
   2.3    Authority..............................................................   11
   2.4    Financial Statements...................................................   12
   2.5    Absence of Certain Changes.............................................   13
   2.6    Absence of Undisclosed Liabilities.....................................   13
   2.7    Litigation.............................................................   13
   2.8    Restrictions on Business Activities....................................   14
   2.9    Governmental Authorization.............................................   14
   2.10   Title to Property......................................................   14
   2.11   Intellectual Property..................................................   14
   2.12   Environmental Matters..................................................   15
   2.13   Taxes..................................................................   16
   2.14   Employee Benefit Plans.................................................   17
   2.15   Certain Agreements Affected by the Merger..............................   20
   2.16   Employee Matters.......................................................   20
   2.17   Interested Party Transactions..........................................   21
   2.18   Insurance..............................................................   21
   2.19   Compliance With Laws...................................................   21
   2.20   Minute Books...........................................................   21
   2.21   Accounts Receivable....................................................   21
   2.22   Customers and Suppliers................................................   21
   2.23   Material Contracts.....................................................   21
   2.24   No Breach of Material Contracts........................................   22
   2.25   Year 2000 Compliance...................................................   23
   2.26   Export Control Laws....................................................   24

   2.27   Product Releases.......................................................    24
   2.28   Complete Copies of Materials...........................................    24
   2.29   Shareholder Agreement; Irrevocable Proxies.............................    24
   2.30   Vote Required..........................................................    24
   2.31   Board Approval.........................................................    24
   2.32   Tax Treatment..........................................................    24
   2.33   Information Statement and Proxy Statement..............................    25
   2.34   Company Affiliates.....................................................    25
   2.35   Brokers' and Finders' Fees.............................................    26
   2.36   Representations Complete...............................................    26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT.............................    26
   3.1    Organization, Standing and Power.......................................    26
   3.2    Capital Structure......................................................    26
   3.3    Authority..............................................................    27
   3.4    SEC Documents; Financial Statements....................................    28
   3.5    Absence of Certain Changes.............................................    29
   3.6    Absence of Undisclosed Liabilities.....................................    29
   3.7    Litigation.............................................................    29
   3.8    Restrictions on Business Activities....................................    30
   3.9    Intellectual Property..................................................    30
   3.10   Certain Agreements Affected by the Merger..............................    31
   3.11   Principal Contracts....................................................    31
   3.12   Vote Required; Voting Agreements.......................................    32
   3.13   Board Approval.........................................................    32
   3.14   Information Statement and Proxy Statement..............................    32
   3.15   Tax Treatment..........................................................    32
   3.16   Broker's and Finders' Fees.............................................    32
   3.17   Complete Copies of Materials; Representations Complete.................    33

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...................................    33
   4.1    General Conduct of Business............................................    33
   4.2    Conduct of Business of Company.........................................    33
   4.3    Conduct of Parent......................................................    36
   4.4    No Solicitation by Company.............................................    38
   4.5    No Solicitation by Parent..............................................    39

ARTICLE V ADDITIONAL AGREEMENTS..................................................    40
   5.1    Information Statement and Proxy Statement..............................    40
   5.2    Meetings of Securityholders............................................    42
   5.3    Access to Information..................................................    42
   5.4    Confidentiality........................................................    43
   5.5    Public Disclosure......................................................    43
   5.6    Consents; Cooperation..................................................    43
   5.7    Further Assurances.....................................................    44
   5.8    Company Shareholder Agreements.........................................    45
   5.9    Parent Voting Agreements...............................................    45

   5.10   Blue Sky Laws..........................................................   45
   5.11   Employee Benefit Plans.................................................   46
   5.12   Form S-8...............................................................   47
   5.13   Listing of Additional Shares...........................................   47
   5.14   Escrow Agreement.......................................................   47
   5.15   Expenses...............................................................   47
   5.16   Director and Officer Indemnification...................................   47
   5.17   Preferred Stock; Warrants..............................................   47
   5.18   Board Composition......................................................   47

ARTICLE VI CONDITIONS TO THE MERGER..............................................   48
   6.1    Conditions to Obligations of Each Party to Effect the Merger...........   48
   6.2    Additional Conditions to Obligations of Company........................   49
   6.3    Additional Conditions to the Obligations of Parent and Merger Sub......   50

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................   51
   7.1    Termination............................................................   51
   7.2    Effect of Termination..................................................   52
   7.3    Expenses and Termination Fees..........................................   53
   7.4    Amendment..............................................................   53
   7.5    Extension; Waiver......................................................   54

ARTICLE VIII ESCROW AND INDEMNIFICATION..........................................   54
   8.1    Escrow Fund............................................................   54
   8.2    Indemnification........................................................   54
   8.3    Escrow Period..........................................................   55
   8.4    Claims upon Escrow Fund................................................   55
   8.5    Objections to Claims...................................................   55
   8.6    Resolution of Conflicts; Arbitration...................................   55
   8.7    Shareholders' Agent....................................................   56
   8.8    Actions of the Shareholders' Agent.....................................   57
   8.9    Third-Party Claims.....................................................   57

ARTICLE IX GENERAL PROVISIONS....................................................   57
   9.1    Non-Survival at Effective Time.........................................   58
   9.2    Notices................................................................   58
   9.3    Interpretation.........................................................   59
   9.4    Counterparts...........................................................   59
   9.5    Entire Agreement; Nonassignability; Parties in Interest................   59
   9.6    Severability...........................................................   59
   9.7    Remedies Cumulative....................................................   59
   9.8    Governing Law..........................................................   60
   9.9    Rules of Construction..................................................   60
   9.10   Definitions............................................................   60

Exhibits
--------

Exhibit A    Form of Agreement of Merger
Exhibit B    Declaration of Registration Rights
Exhibit C    Form of Shareholder Agreement
Exhibit D    Form of Shareholder Representation Agreement
Exhibit E    Form of Escrow Agreement
Exhibit F    Form of Voting Agreement
Exhibit G    Form of Opinion of Counsel to Company
Exhibit H    Form of Opinion of Counsel to Parent

                      AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of October 24, 1999, by and among DIGITAL ISLAND, INC., a Delaware corporation ("Parent"), BEACH ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and SANDPIPER NETWORKS, INC., a California corporation ("Company").

                                    RECITALS

          A. The Board of Directors of Company has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Company and its shareholders that, upon the terms and subject to the conditions of this Agreement, Merger Sub merge with and into Company, with Company being the surviving corporation (the "Merger"), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend the approval of this Agreement and the Merger by the shareholders of Company.

          B. The Board of Directors of Parent has (i) determined that the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend the approval by the stockholders of Parent of the issuance of shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock") pursuant to this Agreement, as required under the rules and requirements of the Nasdaq National Market.

          C. Pursuant to the Merger, among other things, the outstanding shares of Common Stock, par value $.001 per share ("Company Common Stock"), of Company shall be converted into the right to receive shares of Parent Common Stock, at the rate set forth herein.

          D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a) of the Code.

          E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain affiliates of Company have on the date hereof entered into Shareholder Agreements in the form attached hereto as Exhibit C (the "Shareholder
                                          ---------
Agreements") pursuant to which they have agreed, among other things, to vote the shares of Company Common Stock over which such persons have voting power to approve this Agreement and the Merger.

          F. Concurrently with the execution of this Agreement and as an inducement to Company to enter into this Agreement, certain affiliates of Parent have on the date hereof entered into Voting Agreements in the form attached hereto as Exhibit F (the "Voting Agreements") pursuant to which they have
          ---------
agreed, among other things, to vote the shares of Parent Common Stock over which such persons have voting power to approve the issuance of shares of Parent Common Stock pursuant to this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER
                                   ----------


     1.1  The Merger. At the Effective Time (as defined in Section 1.2 below)
          ----------
and upon the terms and subject to the conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code (the "California Corporations Code"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Closing; Effective Time. Unless this Agreement shall have been
          -----------------------
terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the "Closing") shall take place as soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto may agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger, together with the required officers' certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of the California Corporations Code (the time of such filing or such later time as may be agreed upon by the parties as set forth in the Merger Agreement being the "Effective Time").

     1.3  Effect of the Merger. At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the California Corporations Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.
          ---------------------------------

          (a) At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the California Corporations Code and such Articles of Incorporation; provided, however, that immediately after the Effective Time the Articles of
--------  -------
Incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety like the Articles of Incorporation of Merger Sub with
Article I of the Articles
of Incorporation amended to read as follows: "The name of the corporation is Sandpiper Networks, Inc."

          (b) At the Effective Time, the Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that immediately after the Effective Time the Bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to read like the Bylaws of Merger Sub.

     1.5  Directors and Officers. At the Effective Time, (a) the directors of
          ----------------------
Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified, and (b) the officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     1.6  Effect on Capital Stock. At the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of any of the parties hereto or the holders of any of the following securities:

          (a)  Conversion of Company Capital Stock.  Subject to adjustment
               -----------------------------------
pursuant to Section 1.6(f) below and subject to the other terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Company ("Company Capital Stock"), each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than shares, if any, held by persons who shall have perfected, and not withdrawn or otherwise forfeited at or prior to the Effective Time, dissenters' or appraisal rights in accordance with the California Corporations Code ("Dissenting Shares")) shall be converted into and exchanged for the right to receive 1.0727 shares of Parent Common Stock (the "Exchange Ratio").


          (b)  Cancellation of Company Capital Stock Owned by Parent, Merger
               -------------------------------------------------------------
Sub or Company.  At the Effective Time, all shares of Company Capital Stock that
--------------
are owned by Company as treasury stock, and each share of Company Capital Stock (if any) owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

          (c)  Options and Warrants.
               --------------------

               (i) At the Effective Time, the Company Stock Option Plan, as amended (the "Company Stock Option Plan"), and all options outstanding under the Company Stock Option Plan immediately prior to the Effective Time ("Company Options"), whether vested or unvested, shall be assumed by Parent and thereafter constitute the right to receive options to purchase such number of shares of Parent Common Stock determined in accordance with this Section 1.6(c).

               (ii) Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and the applicable stock option agreement as in effect immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the next whole cent.

               (iii) At the Effective Time, each warrant to acquire shares of Company Capital Stock (each a "Company Warrant") outstanding immediately prior to the Effective Time shall be converted and exchanged for warrants to purchase such number of shares of Parent Common Stock as shall be equal to the product of
(a) the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrants immediately prior to the Effective Time and
(b) the Exchange Ratio, such product to be rounded down to the next whole number of shares of Parent Common Stock. The per share exercise price of each Company Warrant shall equal the quotient obtained by dividing (a) the per share exercise price of the Company Warrant at which such warrant was exercisable immediately prior to the Effective Time by (b) the Exchange Ratio rounded up to the next whole cent.

         (d)  Unvested Company Common Stock.  If any shares of Company Common
              -----------------------------
Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plan, any applicable restricted stock purchase agreement, or other agreement with Company or under which Company has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express terms of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly bear any appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (e)  Capital Stock of Merger Sub.  At the Effective Time, each share
             ---------------------------
of common stock, no par value per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f)  Adjustments to Exchange Ratio.  The Exchange Ratio shall be
             -----------------------------
appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to

Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time and of any increase in the number of shares of Company Common Stock or Parent Common Stock outstanding resulting from any failure of Section 2.2 or Section 3.2 to be correct on the date hereof or any failure by Company to comply with its covenants under Section 4.2 of this Agreement or any failure by Parent to comply with its covenants under Section
4.3 of this Agreement, so as to provide Parent and shareholders of Company the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

        (g)  Fractional Shares.  No fraction of a share of Parent Common Stock
             -----------------
will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average of the closing bid prices for a share of Parent Common Stock as quoted on the Nasdaq National Market for the twenty (20) trading days immediately preceding (but not including) the last full trading day prior to date on which the Effective Time occurs (the "Closing Market Value").


        (h)  Dissenters' Rights.  Any Dissenting Shares shall not be converted
             ------------------
into Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Corporations Code. Company agrees that, except with the prior written consent of Parent, or as required under the California Corporations Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California law, becomes entitled to payment of the fair value for shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Company Capital Stock, the number of shares of Parent Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 less the number of shares allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Parent Common Stock pursuant to Section 1.7 and Article VIII hereof.

     1.7  Surrender of Certificates.
          -------------------------

          (a)  Exchange Agent.  Parent's transfer agent or another institution
               --------------
selected by Parent and reasonably acceptable to Company shall act as exchange agent (the "Exchange Agent") in the Merger.


          (b)  Parent to Provide Common Stock and Cash.  Promptly after the
               ---------------------------------------
Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time less the number of shares of

Parent Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(g).

         (c)  Exchange Procedures.  Promptly after the Effective Time, Parent
              -------------------
shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing ten percent (10%) of the Merger Shares which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article VIII hereof. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

         (d)  Distributions With Respect to Unexchanged Shares.  No dividends
              ------------------------------------------------
or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

         (e)  Transfers of Ownership.  If any certificate for shares of Parent
              ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (f)  No Liability.  Notwithstanding anything to the contrary in this
              ------------
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g)  Dissenting Shares.  The provisions of this Section 1.7 shall
              -----------------
also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

     1.8  No Further Ownership Rights in Company Capital Stock. All shares of
          ----------------------------------------------------
Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9  Lost, Stolen or Destroyed Certificates. In the event any
          --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax Consequences. It is intended by the parties hereto that the
           ----------------
Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code.

     1.11  Withholding. Each of the Surviving Corporation, Parent and the
           -----------
Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

     1.12  Exemption from Registration; California Permit; Registration Rights.
           -------------------------------------------------------------------

           (a) The shares of Parent Common Stock to be issued in the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof or, pursuant to Section 1.12(b), pursuant to a registration statement on Form S-4 or by reason of Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder. Subject to the provisions of Section 5.1(c), the shares of Parent Common Stock to be issued in the Merger will be qualified under the California Corporations Code, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law, and (if deemed necessary by Parent in its good faith judgment) such fairness hearing shall also address the assumption by Parent of all Company Options pursuant to this Agreement. Parent and Company shall each use all requisite commercially reasonable efforts (i) to file, as promptly as practicable following the execution and delivery of this Agreement an application for issuance of a permit pursuant to Section 25121 of the California Corporations Code to issue such securities (and, if deemed necessary by Parent in its good faith judgment, to assume such Company Options) (the "California Permit") and (ii) to obtain the California Permit as promptly as practicable.

         (b) In the event that the California Permit cannot be obtained within a reasonable time or without the imposition of burdensome conditions, then, at Parent's election and with the consent of Company (which shall not be unreasonably withheld), Parent and Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued in the Merger (x) pursuant to a registration statement on Form S-4 or (y) subject to receipt of all required approvals pursuant to Section 1.12(c), in a private placement pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder, on terms and conditions (including rights for the registration of such shares on Form S-3) that are reasonably satisfactory to Parent and Company. The parties hereto acknowledge and agree that in the event of such a private placement: (i) as a condition to effecting such issuance as a private placement pursuant to Section 4(2) of the Securities Act, Parent shall be entitled to obtain from each shareholder of Company a Shareholder Representation Agreement in the form attached hereto as Exhibit D
                                                                    ---------
(or such other form as shall be reasonably satisfactory to Parent and Company) and that Parent will be relying upon the representations made by each shareholder of Company in the applicable Shareholder Representation Agreement in connection with the issuance of Parent Common Stock to such shareholder, (ii) the shares of Parent Common Stock so issued pursuant to Section 1.6 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act; and (iii) the certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

         (c) Subject to receipt of all required approvals pursuant to the Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement") dated as of February 19, 1999 among Parent and the securityholders of Parent identified therein, at the Closing, Parent shall execute and deliver a Declaration of Registration Rights in the form attached hereto as Exhibit B.
                                                                  ---------

      1.13  Taking of Necessary Action; Further Action. If, at any time after
            ------------------------------------------
the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company immediately prior to the Effective Time are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                   -----------------------------------------

          Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the representations and warranties specifically relate or as disclosed in another section of the Company Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Company hereby represents and warrants to each of Parent and Merger Sub as follows:

     2.1  Organization, Standing and Power. Each of Company and its
          --------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it is required by law to be so qualified and in good standing. Company has made available to Parent a true and complete copy of the certificate or articles of incorporation or other charter or organizational documents, each as amended, of Company and each of its subsidiaries. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. All of the outstanding shares of capital stock and voting securities of each of Company's subsidiaries owned, directly or indirectly, by Company are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of Company's subsidiaries owned by Company, directly or indirectly, are free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

     2.2  Capital Structure. The authorized capital stock of Company consists
          -----------------
solely of 40,000,000 shares of Company Common Stock, par value $0.001 per share, of which 6,967,575 shares are issued and outstanding, and 15,912,675 shares of Preferred Stock, par value $0.001 per share, of which 9,885,981 shares have been designated Series A Preferred Stock, 9,607,141 shares of which are issued and outstanding and of which 6,026,694 shares have been designated Series B Preferred Stock, 4,820,628 shares of which are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of warrants to acquire Company Capital Stock and pursuant to the exercise of Company Options outstanding under the Company Stock Option Plan. Section 2.2 of the Company Disclosure Schedule sets forth a true and complete list (including numbers of shares and/or rights) of holders of Company's capital stock and voting securities, and any persons with rights to acquire Company's capital stock and voting securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws, each as amended, of Company or any agreement to which Company is a party or by which it is bound. Company has reserved 22,425 shares of Company Common Stock for issuance upon the exercise of warrants to purchase Company Common Stock with an exercise price of $1.00 per share, Company Warrants to purchase 278,840 shares of Series A Preferred Stock with an exercise price of $0.70 per share, and Company Warrants to purchase 1,206,066 shares of Series B Preferred Stock with an exercise price between $4.46 and $10.00. Company has reserved 7,524,629 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plan, of which 2,392,975 shares have been issued pursuant to option exercises and 2,677,833 shares are subject to outstanding, unexercised options (of which 728,080 such shares are vested). Except for (i) the rights created pursuant to this Agreement, (ii) the outstanding options under the Company Stock Option Plan, (iii) Company Warrants described above in this
Section 2.2, and (iv) Company's right to repurchase any unvested shares under the Company Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or voting securities of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock or voting securities (x) between or among Company and any of its securityholders and (y) to Company's knowledge, between or among any of Company's securityholders. None of the outstanding options permit any accelerated vesting or exercisability of those options or the shares of Company Common Stock subject to those options by reason of the Merger or any other transactions contemplated by this Agreement, and the terms of the Company Stock Option Plan and the outstanding option agreements thereunder each permit the Parent's assumption of those options as options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of those options, Company's shareholders, or otherwise, and without any acceleration of the options. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. All outstanding shares of Company Capital Stock and all Company Options and warrants to acquire Company Capital Stock from Company were issued in compliance in all material respects with all applicable federal and state securities laws. Section 2.2 of the Company Disclosure Schedule sets forth all notes, bonds, debentures or other evidences of indebtedness of Company, including the name of the holder, the date of issuance, and the principal amount and interest rate of each such debt, as well as the aggregate amount owed to the holder of each such instrument as of September 30, 1999 (including accrued and unpaid interest, and any premiums).

     2.3  Authority. Company has all requisite corporate power and authority
          ---------
to enter into this Agreement and the other agreements set forth in the exhibits hereto (the "Ancillary Agreements") to which Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval of the Merger by Company's shareholders as contemplated by Section 6.1(a). Each of this Agreement and the Ancillary Agreements to which Company is a party has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting the rights of creditors generally, or (ii) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement or any Ancillary Agreement by Company does not, and the performance of Company's obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit, or result in any other consequence, under (i) any provision of the certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended, of Company or any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets, except in the case of clause (i) for any conflicts, violations, defaults or other occurrences that would not prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, self-regulatory organization or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company in connection with the execution and delivery of this Agreement, the performance of Company's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws or the securities laws of any foreign country, and (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay the Merger or any of the other transactions contemplated by this Agreement.

     2.4  Financial Statements. Company has delivered to Parent the audited
          --------------------
consolidated financial statements (including, without limitation, balance sheets, statements of operations and statements of cash flows) of Company and its subsidiaries for the fiscal years ended December 31, 1996, 1997 and 1998, and the unaudited consolidated financial statements (including, without limitation, balance sheet, statement of operations and statement of cash flows) of Company and its subsidiaries as at, and for the nine-month period ended September 30, 1999 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the financial statements which are not audited do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements fairly present the financial condition and operating results of Company as of the dates, and for the periods, indicated therein, subject to normal and recurring year-end audit adjustments. Company maintains and will continue to maintain until the Closing an adequate system of internal financial and accounting controls for Company and its subsidiaries. There has been no change in Company's accounting policies since January 1, 1996 except as described in the notes to the Company Financial Statements.

     2.5  Absence of Certain Changes. Since September 30, 1999 (the "Company
          --------------------------
Balance Sheet Date"), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Company;
(ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or its subsidiaries' assets;
(iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company or any of its subsidiaries of any of its shares of capital stock or other securities; (v) any amendment or change to the certificate or articles of incorporation or bylaws or other charter or organizational documents of Company or any of its subsidiaries; (vi) any material increase in or modification of the compensation or benefits payable or to become payable by Company or any of its subsidiaries to any of its directors or employees, (vii) any acts or omissions of the types restricted by
Section 4.2, or (viii) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.6  Absence of Undisclosed Liabilities. None of Company or any of its
          ----------------------------------
subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet included in the Company Financial Statements as of the Company Balance Sheet Date (the "Company Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, and (iv) those incurred in connection with the execution and performance of this Agreement.

     2.7  Litigation. There is no private or governmental action, suit,
          ----------
proceeding, arbitration or to the knowledge of Company, claim or investigation pending or threatened by or before any agency, court or tribunal, foreign or domestic, against Company or any of its subsidiaries or any of their respective properties or officers or directors (in their capacities as such). There is no judgment, decree or order binding upon or against Company or any of its subsidiaries, or, to the knowledge of Company, any of their respective directors or officers (in their capacities as such). As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or other litigation that Company has pending or threatened against other parties.

     2.8  Restrictions on Business Activities. There is no agreement, judgment,
          -----------------------------------
injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted or as currently proposed to be conducted by Company or any of its subsidiaries.

     2.9  Governmental Authorization. Each of Company and its subsidiaries has
          --------------------------
obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Company or any of its subsidiaries or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect.

     2.10  Title to Property. Company and its subsidiaries have good and
           -----------------
marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the current use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their respective businesses are in a state of repair sufficient for Company's and its subsidiaries' current operations. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.10 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company or any of its subsidiaries.

     2.11  Intellectual Property.
           ---------------------

           (a) Company and its subsidiaries own, or are licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, domain names and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Company and its subsidiaries as currently conducted or as proposed to be conducted by Company and its subsidiaries. Neither Company nor any of its subsidiaries has (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

          (b) Section 2.11 of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, and all copyrights, domain names and maskworks which are registered or as to which registration has been applied for, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property except for Company's standard form non-exclusive licenses and sublicenses contained in purchase orders, and (iii) all material licenses, sublicenses and other agreements as to which Company or any of its subsidiaries is a party and pursuant to which Company or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of Company or any of its subsidiaries as of the date of this Agreement.

          (c) To Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

          (d) Neither Company nor any of its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the performance of any of their obligations under this Agreement or the Ancillary

Agreements, in breach of any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights.

          (e) All patents, registered trademarks, service marks and copyrights held by Company or any of its subsidiaries are valid and subsisting. Neither Company nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party or (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (f) Each of Company and its subsidiaries has secured written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Company and its subsidiaries do not already own by operation of law, and Company has no reason to believe that any such assignment is not valid or binding.


          (g) Each of Company and its subsidiaries has taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company or any of its subsidiaries by or to a third party has, to the knowledge of Company, been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company or any of its subsidiaries has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

     2.12  Environmental Matters.
           ---------------------

           (a)  The following terms shall be defined as follows:

                (i) "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants.

                (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                (iii) "Property" shall mean all real property leased or owned by Company or any of its subsidiaries either currently or in the past.

                (iv) "Facilities" shall mean all buildings and improvements on the Property of Company or any of its subsidiaries.

          (b) (i) To the knowledge of Company, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities;
(ii) to the knowledge of Company, all Hazardous Materials and wastes have been disposed of in accordance with all Environmental Laws; (iii) neither Company nor any of its subsidiaries has received any notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental Laws; (iv) no administrative actions or suits are pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries relating to a violation of any Environmental Laws; (v) neither Company nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring at or prior to the Effective Time; (vi) neither Company nor any subsidiary has received any written or verbal notice that there has been in the past, or is now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to Company's knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to Company's knowledge, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Company's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities, the presence of which could reasonably be expected to result in a liability to Company; (x) the Facilities and Company's and its subsidiaries' uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Company and its subsidiaries have all the permits and licenses required to be issued under Federal, State or local laws regarding Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits.

     2.13  Taxes. Company and its subsidiaries, and any consolidated, combined,
           -----
unitary or aggregate group for Tax (as defined below) purposes of which Company is or has been a member, have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Company Financial Statements, as of September 30, 1999, reflect any unpaid taxes of Company and its subsidiaries in periods through such date, to the extent such are shown as being due on any Tax Returns. Neither Company nor any of its subsidiaries has accrued any material tax liabilities for periods after September 30, 1999. There is (i) no claim for Taxes that is a lien against the property of Company or any of its subsidiaries or is being asserted against Company or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any of its subsidiaries being conducted or threatened by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company and currently in effect, and
(iv) no agreement, contract or arrangement to which Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G (other than agreements or arrangements for which shareholder approval meeting the requirements of Section 280G(b)(5)(B) will be obtained prior to the Closing) or 404 of the Code. Company and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any of its subsidiaries. Neither Company nor any of its subsidiaries is now or has ever been a party to any Tax sharing or Tax allocation agreement. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns) required to be filed with respect to Taxes. Each of Company and its subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government, and the consummation of the Merger shall not materially impair the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order. Target and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. Neither Target nor any of its subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     2.14  Employee Benefit Plans.
           ----------------------

          (a) Section 2.14 of the Company Disclosure Schedule contains a true and complete list, with respect to Company, its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c),
(m) or (o) of the Code, of (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of ten thousand dollars ($10,000), and loans to officers and directors, (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of Company and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Company of greater than ten thousand dollars ($10,000) remain for the benefit of, or relating to, any present or former employee, consultant or director of Company or any of its subsidiaries (together, the "Company Employee Plans").

             (b) Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any employee communications that are materially inconsistent with the terms of the written Company Employee Plan relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has (i) obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or (iii) has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iv) the deadline for filing an application for a determination letter has not yet expired. Company has also furnished Parent with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code
Section 401(a). Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan;
(iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company, its subsidiaries and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any of its subsidiaries or ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, and applicable law without liability to Parent (other than the expense associated with full vesting of employer contributions and the ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has, in all material respects, prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has, in all material respects, properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought or, to the knowledge of Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No payment or benefit which will or may be made by Company or any of its subsidiaries to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (d) With respect to each Company Employee Plan, Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

          (e) The consummation of the transactions contemplated by this Agreement or any Ancillary Agreement in and of themselves will not (i) entitle any current or former employee of or other service provider to Company, any of its subsidiaries or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement or the Ancillary Agreements, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as provided in Section 2.14 of the Company Disclosure Schedule.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any of its subsidiaries or any other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

          (g) Neither Company nor any of its subsidiaries currently maintain, sponsor, participate in or contribute to, nor has any of them ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of

Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (h) Neither Company, any of its subsidiaries nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     2.15  Certain Agreements Affected by the Merger. Subject to Section 1.6,
           -----------------------------------------
neither the execution and delivery of this Agreement or any Ancillary Agreements nor the performance of any of Company's obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16  Employee Matters. Each of Company and its subsidiaries is in
           ----------------
compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Each of Company and its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending claims against Company or any of its subsidiaries under any workers compensation policy or for long term disability. There are no material controversies pending or, to the knowledge of Company, threatened, between Company or any of its subsidiaries, on one hand, and any of their employees, on the other hand, which controversies have resulted in an action, suit, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities of any labor union to organize any such employees. To Company's knowledge, no employees of Company or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. Except as set forth in Section 2.16 of the Company Disclosure Schedule, neither Company nor any of its subsidiaries is a party to or bound by any employment contract with any of its officers or other employees. No key employee of Company or any of its subsidiaries, other than any employee whose duties are primarily secretarial or clerical, has given notice to Company or any of its subsidiaries, nor is Company otherwise aware, that any such employee intends to terminate his or her employment with Company or any of its subsidiaries.

     2.17  Interested Party Transactions. Neither Company nor any of its
           -----------------------------
subsidiaries is indebted to any director, officer, employee or agent of Company or any such subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries.

     2.18  Insurance. Company and its subsidiaries have policies of insurance
           ---------
and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company or the applicable subsidiary is otherwise in compliance with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19  Compliance With Laws. Each of Company and its subsidiaries has
           --------------------
complied, and is in compliance, in all material respects with all applicable federal, state, local, foreign and self-regulatory laws, statutes, rules and regulations. Each of Company and its subsidiaries has, and is in compliance in all material respects with, all Company Authorizations necessary to conduct its business or to own and operate its assets.

     2.20  Minute Books. The minute books of Company and its subsidiaries made
           ------------
available to Parent contain a fair summary of all meetings or actions by written consent of directors and shareholders since the time of incorporation of Company and its subsidiaries, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.21  Accounts Receivable. Subject to any reserves set forth in the
           -------------------
Company Financial Statements, the accounts receivable shown on the Company Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

     2.22  Customers and Suppliers. No customer which individually accounted
           -----------------------
for more than five percent (5%) of Company's consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of Company or any of its subsidiaries, has canceled or otherwise terminated, or made any written threat to Company or any of its subsidiaries to cancel or otherwise terminates, its relationship with Company or any of its subsidiaries, or has decreased materially its services or supplies to Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company or any of its subsidiaries in the case of such customer, and to Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be.

     2.23  Material Contracts. As of the date of this Agreement, except for
           ------------------
the material contracts described in Section 2.23 of the Company Disclosure Schedule, neither

Company nor any of its subsidiaries is a party to or bound by any material contract or agreement (a "Material Contract"), including without limitation:

          (a) any distributor, sales, advertising, agency or similar contract involving in the case of any such contract more than $100,000 in payments by or to Company or any of its subsidiaries;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $100,000 over the term of the contract;

          (c) any contract that expires or may be renewed at the option of any person other than Company so as to expire more than one year after the date of this Agreement;

          (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (e) any contract for capital expenditures in excess of $100,000 in the aggregate;

          (f) any contract limiting the freedom of Company or any of its subsidiaries to engage in any line of business or to compete with any other person as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any confidentiality, secrecy or non-disclosure contract;

          (g) any contract pursuant to which Company or any of its subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property for more than $100,000 over the term of the contract;

          (h) any contract with any person with whom Company or any of its subsidiaries does not deal at arm's length within the meaning of the Code; or

          (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

     2.24  No Breach of Material Contracts. Each of Company and its
           -------------------------------
subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and, to Company's knowledge, is not alleged to be in default in any material respect of any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its subsidiaries or to Company's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. Company has provided true and complete copies of all Material Contracts to Parent.

      2.25  Year 2000 Compliance. "Year 2000 Compliant" (or, as the context
            --------------------
may require, "Year 2000 Compliance") means that any particular hardware or software will: (i) process date data from at least the years 1900 through 2101, or involving date information from more than one century, without error, interruption, malfunction, corruption, ceasing to function, generating incorrect data or otherwise producing incorrect results or adversely impacting current or future operations; (ii) maintain functionality with respect to the introduction, processing and output of records containing dates falling on or after January 1, 2000; and (iii) support numeric and date transitions from the twentieth century to the twenty-first century, and back (including, without limitation, all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, interruption, malfunction, corruption, ceasing to function, generating incorrect data or otherwise producing incorrect results or adversely impacting current or future operations.

          (a) All of Company's and its subsidiaries' products and services (including products sold to date, products currently being sold or future products), both individually and when operating in conjunction with all other systems, products or services with which they are designed to interface (assuming such other systems, products or services are Year 2000 Compliant), and all material computer software and hardware (including, without limitation, microcode, firmware, system and application programs, files, databases, computer services and microcontrollers, including those embedded in computer and noncomputer equipment) contained in Company's and its subsidiaries' products or services (including products and services sold to date, products and services currently being sold or future products and services) are Year 2000 Compliant.

         (b) All of Company's and its subsidiaries' internal computer systems are, both individually and in conjunction with all other systems with which they interface (assuming such other systems, products or services are Year 2000 Compliant), Year 2000 Compliant.

         (c) Each of Company and its subsidiaries has made inquiries of its key suppliers of services and products and, to knowledge of Company, neither Company nor any of its subsidiaries is relying on the products or services of any third party whose systems, products or services are not Year 2000 Compliant.

         (d) Company does not have any material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to Company's or its subsidiaries' products or services (including products and services sold to date, products and services currently being sold or future products and services), internal computer systems or the computer systems of Company's or its subsidiaries' key suppliers or customers.

         (e) Neither Company nor any of its subsidiaries has made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by Company or its subsidiaries in the conduct of its business to be Year 2000 Compliant.

     2.26  Export Control Laws. Each of Company and its subsidiaries has
           -------------------
conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

     2.27  Product Releases. Company has provided Acquiror a schedule of
           ----------------
product releases, which schedule is attached hereto as Section 2.27 of the Company Disclosure Schedule. Company has a good faith reasonable belief that it can achieve the release of products on the schedule described in Section 2.27 of the Company Disclosure Schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule. Notwithstanding the foregoing, Acquiror acknowledges that there may be events beyond the control of Company that may cause it to be unable to meet such release schedule and that Company makes no representations with respect thereto.

     2.28  Complete Copies of Materials. Company has delivered or made
           ----------------------------
available to Parent true and complete copies of each material document that has been requested in writing by, Parent or its counsel in connection with their legal, financial and accounting review of Company and its subsidiaries.

     2.29  Shareholder Agreement; Irrevocable Proxies. Holders of more than 50%
           ------------------------------------------
of the issued and outstanding Company Common Stock, more than 50% of the issued and outstanding Company Series A Preferred Stock, more than 50% of the issued and outstanding Company Series B Preferred Stock and more than 50% of the issued and outstanding Company Capital Stock, have signed and delivered to Parent Shareholder Agreements in the form of Exhibit C hereto and irrevocable proxies
                                      ---------
and market standoff letter agreements in the forms annexed thereto (the "Irrevocable Proxies" and the "Market Standoff Agreements," respectively) and have agreed in writing to vote for approval of the Merger and the transactions contemplated thereby pursuant to such Shareholder Agreements and Irrevocable Proxies. Schedule 2.29 to this Agreement sets forth the names and number
          -------------
of shares held by each of the Holders who have signed and delivered such Shareholder Agreement.

     2.30  Vote Required. The affirmative vote of the holders of more than
           -------------
fifty percent (50%) of the shares of Company Common Stock and each series of Company Preferred Stock outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of Company's Capital Stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.31  Board Approval. The Board of Directors of Company has unanimously
           --------------
(i) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determined that the Merger is advisable and on terms fair to, and is in the best interests of, the shareholders of Company and (iii) recommended that the shareholders of Company approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.32  Tax Treatment. Neither Company nor, to Company's knowledge, any of
           -------------
its directors or officers has taken any action that would prevent the Merger from qualifying as a

"reorganization" within the meaning of Section 368(a) of the Code. Neither Company nor, to Company's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     2.33  Information Statement and Proxy Statement. The information supplied
           -----------------------------------------
by Company for inclusion in the information statement (as amended or supplemented, the "Information Statement") to be sent to the shareholders of Company in connection with the meeting of Company's shareholders to consider and vote upon this Agreement, the Merger and the other transactions contemplated hereby (the "Company Shareholders Meeting") or in the proxy statement (as amended or supplemented, the "Proxy Statement") to be sent to the stockholders of Parent in connection with the meeting of Parent's stockholders to consider and vote upon the issuance of Parent Common Stock pursuant to this Agreement (the "Parent Stockholders Meeting") or in any registration statement on Form S-4 or S-3 pursuant to Section 1.12 of this Agreement, shall not, on the date the Information Statement (or prospectus in the event of a registration statement on Form S-4) is first sent to Company's shareholders or on the date the Proxy Statement is first sent to Parent's stockholders (as the case may be) , at the time of the Company Shareholders Meeting or the Parent's Stockholders Meeting (as the case may be), or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to matters to be voted on at the Company Shareholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in a supplement to the Information Statement or the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in the Information Statement or the Proxy Statement. The information supplied by Company for inclusion in the application for issuance of a California Permit pursuant to which the shares of Parent Common Stock to be issued in the Merger and the Company Options to be assumed in the Merger will be qualified under the California Corporations Code (the "Permit Application") shall not at the time the fairness hearing is held pursuant to Section 25142 of the California Corporations Code and the time the qualification of such securities is effective under Section 25122 of the California Corporations Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.34  Company Affiliates. Section 2.34 of the Company Disclosure Schedule
           ------------------
contains a true and complete list of all persons who, to Company's knowledge, may be deemed to be an "affiliate" within the meaning of Rule 144 and Rule 145 of the Rules and Regulations of the SEC promulgated under the Securities Act for purposes of Accounting Series Releases 130 and 135, as amended (each such person, an "Affiliate" and collectively "Affiliates") of Company.

     2.35  Brokers' and Finders' Fees. Company has not incurred, nor will it
           --------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than as set forth in Section 2.35 of the Company Disclosure Schedule. Company has previously furnished to Parent a complete and correct copy of all agreements between Company and the financial advisors set forth in Section 2.35 of the Company Disclosure Schedule, pursuant to which such firms would be entitled to any payment relating to the Merger.

     2.36  Representations Complete. None of the representations or warranties
           ------------------------
made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Except as disclosed in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or as disclosed in the statements, reports, registration statements (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statements, and other filings filed with the Securities and Exchange Commission (the "SEC") by Parent on or prior to the date hereof (collectively, the "Parent SEC Documents"), Parent hereby represents and warrants to Company as follows:

     3.1  Organization, Standing and Power. Each of Parent and Merger Sub is a
          --------------------------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has no material subsidiaries.

     3.2  Capital Structure.
          -----------------

          (a) The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share, of which there were issued and outstanding as of the close of business on June 30, 1999, 35,935,627 shares of Common Stock and no shares of Preferred Stock. All outstanding shares of Parent have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable. Parent has reserved 7,544,000 shares of Parent Common Stock for issuance pursuant to the Parent Stock Option Plan, of which 1,476,351 shares have been issued pursuant to option exercises and 3,674,236 shares are subject to outstanding, unexercised options. As of the date of this Agreement, no warrants to purchase shares of Parent Common Stock are outstanding. Except for (i) the rights created pursuant to this Agreement, (ii) the outstanding options under the Parent's stock option plan, and (iii) Parent's right to repurchase any unvested shares under its stock option plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or voting securities of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, there are no contracts, commitments or agreement relating to voting, purchase or sale of Parent's capital stock or voting securities (i) between or among Parent and any of its securityholders, and (ii) to Parent's knowledge, between or among any of Parent's securityholders. None of the outstanding options permit any accelerated vesting or exercisability of those options or the shares of Parent Common Stock subject to those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under Parent's stock option plan have been provided to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Company. All outstanding shares of Parent Common Stock and all Parent options and warrants to acquire Parent Common Stock from Parent were issued in compliance in all material respects with all applicable federal and state securities laws.

         (b) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, no par value per share ("Merger Sub Common Stock"), of which 1000 shares are issued and outstanding. Parent owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

     3.3  Authority. The execution and delivery of this Agreement and the
          ---------
Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject only to the approval by Parent's stockholders of the issuance of the Merger Shares pursuant to this Agreement (the "Parent Stockholder Approval"). This Agreement and each Ancillary Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting the rights of creditors generally, or (ii) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless or whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement or any Ancillary Agreement do not, and the performance of Parent's obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit, or result in any other consequence, under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except in the case of clause (i) for any conflicts, violations, defaults or other occurrences that would not (A) individually or in the aggregate have a Material Adverse Effect on Parent or any of its subsidiaries or (B) prevent or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Parent and Merger Sub, the performance of Parent's obligations hereunder or thereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.2, (ii) the filing with and clearance by the SEC of the Proxy Statement and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws or the securities laws of any foreign country, (iii) such filings as may be required under the HSR Act, (iv) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Capital Stock in the Merger and upon exercise of the options under the Company Stock Option Plan and warrants assumed by Parent,
(v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements, and
(vi) the filing with the SEC of a registration statement on Form S-8, or other applicable form, covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plan assumed by Parent.

     3.4  SEC Documents; Financial Statements. Parent has made available to
          -----------------------------------
Company, in the form filed with the SEC (including via EDGAR and EDGAR II), the Parent SEC Documents. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in all material respects in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as permitted by Form 10-Q or Form 8-K of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     3.5  Absence of Certain Changes. Since June 30, 1999 (the "Parent
          ---------------------------
Balance Sheet Date"), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Parent;
(ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent or any of its subsidiaries of any of its shares of capital stock or other securities, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;
(v) any amendment or change to the certificate or articles of incorporation or bylaws or other charter or organizational documents of Parent or any of its subsidiaries; (vi) any acts or omissions of the types restricted by Section 4.3, or (vii) any agreement by Parent or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with Company and its representatives regarding the transactions contemplated by this Agreement).

     3.6  Absence of Undisclosed Liabilities. Parent has no material obligations
          ----------------------------------
or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1999 (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date which have not had and could not reasonably be expected to have a Material Adverse Effect on Parent and
(iv) those incurred in connection with the execution and performance of this Agreement.

     3.7  Litigation. There is no private or governmental action, suit,
          ----------
proceeding, arbitration or, to the knowledge of Parent, claim or investigation pending or threatened by or before any agency, court or tribunal, foreign or domestic, against Parent or any of its subsidiaries or any of their respective properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or Merger Sub or any of their respective subsidiaries or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay the Merger or any of the other transactions contemplated by this Agreement or any Ancillary Agreement. Section 3.7 of the Parent Disclosure Schedule contains a true and complete list of all actions, suits, proceedings, claims, arbitrations or other litigation that Parent has pending or threatened against other parties as of the date of this Agreement.

     3.8  Restrictions on Business Activities. There is no agreement, judgment,
          -----------------------------------
injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as currently proposed to be conducted by Parent or any of its subsidiaries.

     3.9  Intellectual Property.
          ---------------------

          (a) Parent and its subsidiaries own, or are licensed or otherwise possesses legally enforceable rights to use all Intellectual Property that are used or proposed to be used in the business of Parent and its subsidiaries as currently conducted or as proposed to be conducted by Parent and its subsidiaries. Neither Parent nor any of its subsidiaries has (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

         (b) Section 3.9 of the Parent Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names, service marks, and copyrights, domain names and maskworks which are registered or to which registration has been applied for, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Parent or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property except for Parent's standard form non-exclusive licenses and sublicenses contained in purchase orders, and (iii) all material licenses, sublicenses and other agreements as to which Parent or any of its subsidiaries is a party and pursuant to which Parent or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Parent Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of Parent or any of its subsidiaries as of the date of this Agreement.

          (c) To Parent's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Parent or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Parent or any of its subsidiaries, by any third party, including any employee or former employee of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

          (d) Neither Parent nor any of its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the performance of any of their obligations under this Agreement or the Ancillary Agreements, in breach of any license, sublicense or other agreement relating to any Intellectual Property or Parent Third Party Intellectual Property Rights.

         (e) All patents, registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid and subsisting. Neither Parent nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party or (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

         (f) Each of Parent and its subsidiaries has secured written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Parent and its subsidiaries do not already own by operation of law, and Parent has no reason to believe that any such assignment is not valid or binding.

         (g) Each of Parent and its subsidiaries has taken reasonable steps consistent with prevailing industry practice to protect and preserve the patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Parent or any of its subsidiaries by or to a third party has, to the knowledge of Parent, been pursuant to the terms of a written agreement between Parent and such third party. All use, disclosure or appropriation of Confidential Information not owned by Parent or any of its subsidiaries has been pursuant to the terms of a written agreement between Parent and the owner of such Confidential Information, or is otherwise lawful.

     3.10  Certain Agreements Affected by the Merger. Subject to Section 1.6,
           -----------------------------------------
neither the execution and delivery of this Agreement or any Ancillary Agreements nor the performance of any of Parent's obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, (ii) materially increase any benefits otherwise payable by Parent or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.11  Principal Contracts. Section 3.11 of the Parent Disclosure Schedule
           -------------------
sets forth as of the date of this Agreement principal contracts of Parent (each a "Principal Contract") relating to: (i) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP; (ii) any contract limiting the freedom of Parent or any of its subsidiaries to engage in any line of business or to compete with any other person or entity, or any confidentiality, secrecy or non-disclosure contract; (iii) any contract with any person with whom Parent or any of its subsidiaries does not deal at arm's length within the meaning of the Code. Each of Parent and its subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and, to Parent's knowledge, is not alleged to be in default in any material respect of any Principal Contract. Each of the Principal Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Parent or any of its subsidiaries or to Parent's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Principal Contract. Parent has made available true and complete copies of all Principal Contracts to Company.

     3.12  Vote Required; Voting Agreements The affirmative vote of the
           --------------------------------
holders of more than fifty percent (50%) of the shares of Parent Common Stock outstanding on the record date set for the Parent Stockholders Meeting is the only vote of the holders of any of Parent's capital stock necessary to obtain the Parent Stockholder Approval. Holders of more than forty five percent (45%) in the aggregate of all of the issued and outstanding shares of Parent Common Stock as of the date of this Agreement have agreed in writing to vote for the Parent Stockholder Approval pursuant to the Voting Agreements.

     3.13  Board Approval. The Board of Directors of Parent has (i) approved
           --------------
this Agreement and the issuance of the Merger Shares pursuant to this Agreement,
(ii) determined that the Merger is advisable and on terms fair to, and is in the best interest of, the stockholders of Parent and (iii) recommended that the stockholders of Parent approve the issuance of the Merger Shares pursuant to this Agreement.

     3.14  Information Statement and Proxy Statement. The information supplied
           -----------------------------------------
by Parent for inclusion in the Information Statement, or in any registration statement on Form S-4 or S-3 pursuant to Section 1.12 of this Agreement, shall not, on the date the Information Statement (or prospectus in the event of a registration statement on Form S-4) is first sent to Company's shareholders or at the time of the Company Shareholders Meeting, contain any statement which at such time is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to matters to be voted on at the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company which is contained in the Information Statement. The information supplied by Parent and Merger Sub for inclusion in the Permit Application shall not, at the time the fairness hearing is held pursuant to Section 25142 of the California Corporations Code and the time the qualification of such securities is effective under Section 25122 of the California Corporations Code, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.15  Tax Treatment. Neither Parent nor any of its directors or officers
           -------------
has taken any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Neither Parent nor, to Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

     3.16  Broker's and Finders' Fees. Parent and Merger Sub have not incurred,
           --------------------------
nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than as set forth in Section 3.16 of the Parent Disclosure Schedule. Parent has previously furnished to Company a complete and correct copy of all agreements between Parent and the financial advisors set forth in Section 3.16 of the Parent Disclosure Schedule, pursuant to which such firms would be entitled to any payment relating to the Merger.

     3.17  Complete Copies of Materials; Representations Complete. Parent has
           ------------------------------------------------------
delivered or made available to Company true and complete copies of each material document that has been requested in writing by, Company or its counsel in connection with their legal, financial and accounting review of Parent and its subsidiaries. None of the representations or warranties made by Parent herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit (when read in conjunction with the Parent SEC Documents) at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME
                      -----------------------------------

     4.1  General Conduct of Business. During the period from the date of
          ---------------------------
this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company and Parent (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party or as approved by a majority of the Merger Integration Committee established pursuant to Section 5.7(d) and except further, in the case of Parent, as required by the fiduciary duties of the Board of Directors of Parent) shall, and shall cause each of its subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or as otherwise contemplated by the Company Budget as defined in Section 4.2(i) below (in the case of Company) or Parent's FY2000 Plan (in the case of Parent). Company further agrees to, and to cause its subsidiaries to, pay debts and Taxes when due (subject to (i) good faith disputes over such debts or Taxes and (ii) Parent's consent to the filing of material Tax Returns if applicable), pay or perform other obligations when due, and use reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it so that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company and Parent shall promptly notify each other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on the other.

     4.2  Conduct of Business of Company. During the period from the date of
          ------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or any Ancillary Agreement, Company shall (and shall cause its subsidiaries to) not do, cause or permit any of the following without the prior written consent of Parent or the prior approval of a majority of the Merger

Integration Committee established pursuant to Section 5.7(d) (including the approval of at least one member thereof designated by Parent):

          (a)  Charter Documents.  Amend, modify, alter or rescind its
               -----------------
certificate or articles of incorporation or bylaws or other charter or organizational documents;

          (b)  Dividends; Changes in Capital Stock.  Declare or pay any
               -----------------------------------
dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (c)  Stock Option Plans.  Grant any options or other rights to acquire
               ------------------
securities of Company (except grants of options to acquire Company Common Stock in the ordinary course of business consistent with past practice, exercisable for a total of not more than one million three hundred thirty three thousand (1,333,000) shares of Company Common Stock), or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (d)  Issuance of Securities.  Issue, deliver or sell or authorize or
               ----------------------
propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Stock Option Plan (or upon the exercise of warrants to acquire Company Common Stock from Company outstanding) as of the date of this Agreement and (ii) grants of options permitted by Section 4.2(c);

          (e)  Material Contracts.  Enter into any material contract or
               ------------------
commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (f)  Intellectual Property.  Transfer to any person or entity any
               ---------------------
rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (g)  Exclusive Rights.  Enter into or amend any agreements pursuant
               ----------------
to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h)  Dispositions.  Sell, lease, license or otherwise dispose of or
               ------------
encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales, leases or licenses of products in the ordinary course of business;

          (i)  Indebtedness.  Incur any indebtedness for borrowed money or
               ------------
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in accordance with Company's budget for October 1, 1999 through June 30, 2000 heretofore furnished to Parent (the "Company Budget");

          (j)  Leases.  Enter into any operating lease, except in accordance
               ------
with the Company Budget;

          (k)  Payment of Obligations.  Pay, discharge or satisfy any claim,
               ----------------------
liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements or in accordance with the Company Budget;

          (l)  Capital Expenditures.  Make any capital expenditures, capital
               --------------------
additions or capital improvements except in accordance with the Company Budget;

          (m)  Insurance.  Materially reduce the amount of any material
               ---------
insurance coverage provided by existing insurance policies;

          (n)  Termination or Waiver.  Terminate or waive any right of
               ---------------------
substantial value, other than in the ordinary course of business;

          (o)  Employee Benefit Plans; New Hires; Pay Increases.  Adopt or
               ------------------------------------------------
amend any employee benefit or stock purchase or option plan, elect or appoint any new director, or hire any new officer level employee, pay any special bonus or special remuneration to any employee or director or, other than in the ordinary course of business consistent with past practice, increase the salaries or wage rates of its employees;

          (p)  Severance Arrangements.  Grant any severance or termination pay
               ----------------------
(i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof, identified specifically on the Company Disclosure Schedule and furnished to Parent and its counsel prior to the date hereof;

          (q)  Lawsuits.  Commence a lawsuit other than (i) for the collection
               --------
of bills, (ii) in such cases where it in good faith reasonably determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (r)  Acquisitions.  Acquire or agree to acquire, by merging or
               ------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

         (s)  Taxes.  Make or change any material election in respect of Taxes,
              -----
adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (t)  Notices.  Fail to give all notices and other information
              -------
required to be given by Company or any of its subsidiaries to the employees of Company or any of its subsidiaries, any collective bargaining unit representing any group of employees of Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

         (u)  Revaluation.  Revalue any of its assets, including without
              -----------
limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

         (v)  Domain Names.  Change domain names or fail to renew existing
              ------------
domain name registrations on a timely basis, or

         (w)  Other.  Take or agree in writing or otherwise to take, any of
              -----
the actions described in Sections 4.2(a) through (v) above or (i) any action which would make any of its representations or warranties contained in this Agreement materially untrue or materially incorrect, or prevent it from performing or cause it not to perform its covenants hereunder in any material respect, (ii) any action that will result in any of the conditions to the Merger as set forth in Article VI not being satisfied or in violation of any provision of this Agreement, or any Ancillary Agreement, except, in every case, as may be required by applicable law, or (iii) any other action that would materially adversely delay or materially adversely impair the ability of Company to consummate the Merger or the other transactions contemplated by this Agreement.

     4.3  Conduct of Parent. During the period from the date of this Agreement
          -----------------
and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or any Ancillary Agreement, Parent shall (and shall cause its subsidiaries to) not do, cause, cause or permit any of the following without the prior written consent of Company or approval of a majority of the Merger Integration Committee established pursuant to Section 5.7(d) (including the approval of at least one member thereof designated by Company):

          (a)  Certain Actions.  Take or agree in writing or otherwise to take,
               ---------------
any of the actions described in Sections 4.3(b) through (j) below, or (i) any action which would make any of its representations or warranties contained in this Agreement materially untrue or materially incorrect, or prevent it from performing or cause it not to perform its covenants hereunder in any material respect, (ii) any action that will result in any of the conditions to the Merger as set forth in Article VI not being satisfied or in violation of any provision of this Agreement or any Ancillary Agreement, except, in every case, as may be required by applicable law, or (iii) any other action that would materially adversely delay or materially adversely impair the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

          (b)  Charter Documents.  Amend, modify, alter or rescind its
               -----------------
certificate or articles of incorporation or bylaws or other charter or organizational documents;

          (c)  Dividends; Changes in Capital Stock.  Declare or pay any
               -----------------------------------
dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (d)  Intellectual Property.  Transfer to any person or entity any
               ---------------------
rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (e)  Dispositions.  Sell, lease, license or otherwise dispose of or
               ------------
encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales, leases or licenses of products in the ordinary course of business;

          (f)  Taxes.  Make or change any material election in respect of
               -----
Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes;

          (g)  Domain Names.  Change domain names or fail to renew existing
               ------------
domain name registrations on a timely basis;

          (h)  Stock Option Plans.  Grant any options or other rights to acquire
               ------------------
securities of Parent (except grants of options to acquire Parent Common Stock in the ordinary course of business consistent with past practice, exercisable for a total of not more than two million (2,000,000) shares of Parent Common Stock), or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (i)  Issuance of Securities.  Issue, deliver or sell or authorize or
               ----------------------
propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Parent Common Stock
(i) pursuant to the exercise of Parent Options outstanding under the Parent Stock Option Plan (or upon the exercise of warrants to acquire Parent Common Stock from Parent outstanding) as of the date of this Agreement or (ii) pursuant to a transaction permitted by Section 4.3(j) below;

          (j)  Acquisitions.  Acquire or agree to acquire, by merging or
               ------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

     4.4  No Solicitation by Company.
          --------------------------

          (a) Company agrees that neither it nor any of its subsidiaries nor any of their respective officers, directors, employees, agents and representatives, (including without limitation any investment banker, attorney or accountant retained by it or any of its subsidiaries) (collectively, "Representatives"), will, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Company Takeover Proposal (as defined below). Company further agrees that neither it nor any of its subsidiaries nor any of their Representatives will, directly or indirectly, engage in any negotiations concerning, or provide any confidential or non-public information or data to, afford access to the properties, books or records of Company or any of its subsidiaries to, or have any discussions with, any person relating to a Company Takeover Proposal, enter into any agreement or instrument relating to a Company Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Company Takeover Proposal. Company agrees that it will immediately cease and cause to be terminated all existing activities, discussions or negotiations with any parties heretofore with respect to any of the foregoing (if any). Company agrees that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in this Section 4.4 and in the Confidentiality Agreement (as defined in Section 5.4). Company agrees that it will notify Parent promptly if any inquiries, proposals or offers relating to a Company Takeover Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Company or any of its representatives indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any proposals or offers and thereafter shall provide Parent with a true and complete copy of such Company Takeover Proposal communication (if it is in writing) and otherwise keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. Company also agrees that it will promptly request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring it or any of its subsidiaries to return to Company all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries. At the Closing, Company shall assign to Parent the non-exclusive right to enforce the rights of Company and its subsidiaries under any and all confidentiality or non-disclosure agreements entered into between Company and prospective acquirors of Company or any of its subsidiaries.

          (b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 4.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

          (c) For purposes of this Agreement, "Company Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or the acquisition of ten percent (10%) or more of the outstanding shares of capital stock of Company, or a material portion of the assets of, Company (other than the transactions contemplated by this Agreement), or any other transaction inconsistent with consummation of the transactions contemplated hereby.

      4.5  No Solicitation by Parent.
           -------------------------

           (a) Parent agrees that neither it nor any of its subsidiaries nor any of their respective Representatives, will, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Parent Takeover Proposal (as hereinafter defined). Parent further agrees that neither it nor any of its subsidiaries nor any of their Representatives will, directly or indirectly, engage in any negotiations concerning, or provide any confidential or non-public information or data to, afford access to the properties, books or records of Parent or any of its subsidiaries to, or have any discussions with, any person relating to a Parent Takeover Proposal, enter into any agreement or instrument relating to a Parent Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Parent Takeover Proposal (other than a confidentiality agreement covering the information contemplated by the following proviso); provided, however, that
                                                    --------  -------
nothing contained in this Section 4.5 shall prohibit the Board of Directors of Parent (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 4.5 or (ii) from providing information in connection with, and negotiating concerning, an unsolicited, bona fide Parent Takeover Proposal if Parent's Board of Directors (x) shall have concluded in good faith, after considering applicable state law, on the basis of written advice of independent outside counsel, that failure to take such action would not be a proper exercise of the fiduciary duties of Parent's Board of Directors to Parent's stockholders under applicable law, and (y) shall have in the exercise of such fiduciary duties to Parent's stockholders determined (taking into account the advice of Parent's independent financial advisor) that such Parent Takeover Proposal provides materially greater value to Parent or its stockholders than the Merger (any such Parent Takeover Proposal being referred to herein as a "Parent Superior Proposal"). Parent agrees that it will immediately cease and cause to be terminated all existing activities, discussions or negotiations with any parties heretofore with respect to any of the foregoing (if any). Parent agrees that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in this Section 4.5 and in the Confidentiality Agreement (as defined in Section 5.4). Parent agrees that it will notify Company promptly if any inquiries, proposals or offers with respect to a Parent Takeover Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Parent or any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall provide Company with a true and complete copy of such Parent Takeover Proposal communication (if it is in writing) and otherwise keep Company informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. Parent also agrees that it will promptly request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring it or any of its subsidiaries to return to Parent all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

           (b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.5 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 4.5 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

          (c) For purposes of this Agreement, "Parent Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Parent or the acquisition of a majority of the outstanding shares of capital stock of Parent, or all or substantially all of the assets of Parent, or any other transaction inconsistent with consummation of the transactions contemplated hereby, that is conditioned on the denial by Parent stockholders of the Parent Stockholder Approval.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS
                             ---------------------


     5.1  Information Statement and Proxy Statement.
          -----------------------------------------

          (a) As soon as practicable after the execution of this Agreement, Company shall prepare, with the cooperation and reasonable assistance of Parent, and furnish to its shareholders an Information Statement for the shareholders of Company to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger and a proxy statement for solicitation of shareholder consent to or approval of this Agreement, the Merger and the other transactions contemplated hereby, and may be combined with the Proxy Statement as a joint proxy/information statement. Parent and Company shall each use its reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and Company agrees to provide promptly to the other such information concerning it and its respective affiliates, directors, officers and securityholders as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Company will promptly advise Parent, and Parent will promptly advise Company, in writing if at any time prior to the Effective Time either Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Company that Company shareholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and the conclusion of the

Board of Directors that the terms and conditions of the Merger are fair and reasonable and in the best interests of Company and its shareholders. Anything to the contrary contained herein notwithstanding, Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

          (b) As soon as practicable after the execution of this Agreement, Parent shall prepare, with the cooperation of Company, and file with the SEC preliminary proxy materials relating to the Parent Stockholders Meeting and the vote of the stockholders of Parent on the issuance of the Merger Shares pursuant to this Agreement. Parent and Company shall each use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the Exchange Act and all other applicable federal and state securities law requirements. Each of Parent and Company shall, and shall cause its respective representatives to, fully cooperate with the other such party and its representatives in the preparation of the Proxy Statement, and shall promptly provide to the other such information concerning it and its respective affiliates, directors, officers and securityholders as the other may reasonably request in connection with the preparation of the Proxy Statement. If at any time prior to the Effective Time Company or Parent shall become aware of any fact, event or circumstance that is required to be set forth in an amendment or supplement to the Proxy Statement, such party shall promptly notify the other of such fact, event or circumstance and the other parties shall cooperate with each other in filing with the SEC or any other governmental official and mailing to Parent stockholders such amendment or supplement. The Proxy Statement shall contain the recommendation of the Board of Directors of Parent in favor of the Parent Stockholder Approval; provided, that the Board of Directors of Parent
                             --------
shall have the right to omit, withdraw or modify such recommendation in the event that a Parent Superior Proposal has been made and Parent's Board of Directors has concluded in good faith, after considering applicable state law, on the basis of written advice of outside counsel, that inclusion of such recommendation would not be a proper exercise of the Parent's board of directors' fiduciary duties to Parent's stockholders under applicable law. Notwithstanding any such omission, withdrawal or modification, Parent shall convene and hold (and shall take all action otherwise required by this Agreement to convene and hold) the Parent Stockholders Meeting. Without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement (including each preliminary version thereof) and to clear the Proxy Statement as promptly as practicable hereafter. As promptly as practicable after SEC clearance of the Proxy Statement, Parent shall file with the SEC the definitive Proxy Statement and mail or cause to be mailed the Proxy Statement to its stockholders.

          (c) As soon as practicable after the execution of this Agreement, Parent shall prepare, with the cooperation of Company, the Permit Application. Parent and Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. Company will promptly advise Parent, and Parent will promptly advise Company, in writing if at any time prior to the Effective Time either Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     5.2  Meetings of Securityholders.
          ---------------------------

          (a) Company shall promptly after the date hereof take all action necessary in accordance with California Corporations Code and its Articles of Incorporation and Bylaws to convene the Company Shareholders Meeting or to secure the written consent of its shareholders within sixty (60) days of the date of this Agreement. Company shall consult with Parent regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting without the consent of Parent. Company shall use its reasonable best efforts to solicit from shareholders of Company proxies or consent in favor of approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of securityholders required to effect the Merger and the other transactions contemplated hereby.

          (b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders Meeting within sixty (60) days of mailing of the Proxy Statement to stockholders of Parent and in no event later than May 31, 2000. Parent shall consult with Company regarding the date of the Parent Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Parent Stockholders Meeting without the consent of Company. Parent shall use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Stockholder Approval and shall take all other action necessary or advisable to secure the vote or consent of Parent securityholders required to effect the Merger.

     5.3  Access to Information.
          ---------------------

          (a) Each of Parent and Company shall afford the other and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of their respective properties, books, contracts, commitments and records, and (ii) all other information concerning their respective business, properties and personnel as the other may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements, budgets, operating plans and projections promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  Confidentiality. The parties acknowledge that Parent and Company
          ---------------
have previously executed a mutual Confidentiality Agreement dated September 21, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5  Public Disclosure. Unless otherwise permitted by this Agreement,
          -----------------
Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD after consultation with Company.

     5.6  Consents; Cooperation. Each of Parent, Merger Sub and Company will,
          ---------------------
and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement or any Ancillary Agreement, including without limitation under the HSR Act. Parent and Company shall have the right to review in advance, and to the extent practicable each will consult with the other as to, in each case subject to applicable laws relating to the exchange of information, all of the information which will appear in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. In the event an injunction or other order shall have been issued which prevents, alters or delays the Merger or any other transaction contemplated hereby, each party agrees to use its reasonable best efforts to have such injunction or other order lifted. Parent and Company and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, and to consult with the other party with respect to obtaining such permits, consents, approvals and authorizations. Each of Parent and Company agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any third party or Governmental Entity.

     5.7  Further Assurances. Each of the parties to this Agreement shall use
          ------------------
its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Without limiting the generality of the foregoing:

          (a) Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          (b)  FIRPTA Certificate.  Company shall, prior to the Closing Date,
               ------------------
provide Parent with a properly executed FIRPTA Certificate, in form and substance reasonably acceptable to Parent, which states that shares of capital stock of Company do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3), and simultaneously with delivery of such FIRPTA Certificate, Company shall provide to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

         (c)  Submission of Expenses.  Not less than two (2) business days
              ----------------------
prior to the Closing Date, Company shall deliver to Parent statements of all fees and expenses paid or payable by Company in connection with the Merger (including, without limitation, the fees and expenses of any financial advisors, legal counsel, accountants or other service providers engaged by Company).

          (d)  Merger Integration Committee.  Promptly after the date of this
               ----------------------------
Agreement, Parent and Company shall establish a committee (the "Merger Integration Committee") to plan for the integration of the parties following the Effective Time and to assist in carrying out certain provisions of this Agreement, as provided herein. The Merger Integration Committee shall consist of seven members, four of whom shall be members of the Board of Directors of Parent and shall be designated by Parent and three of whom shall be members of the Board of Directors of Company and shall be designated by Company. All determinations by the Merger Integration Committee shall be made on the basis of what is in the best interests of Parent and Company as a combined company following the Effective Time.

          (e)  Resignation of Directors.  The directors of Company in office
               ------------------------
immediately prior to the Effective Time shall have resigned as directors of Company effective as of the Effective Time.

          (f)  Termination of Certain Company Securityholder Agreements.
               --------------------------------------------------------
Company shall, effective from and after the Effective Time, cause the following agreements to be terminated and of no further force or effect: (i) the Amended and Restated Investors Rights Agreement dated as of January 29, 1999, by and among Company and the investors listed on the signature page thereto, and (ii) the Amended and Restated Co-Sale Agreement dated as of January 29, 1999 and the individuals and entities listed on Exhibit A and Exhibit B thereto.

     5.8  Company Shareholder Agreements.
          ------------------------------

          (a) Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing the list of Affiliates contained in Section 2.34 of the Company Disclosure Schedule and promptly advise Parent of any person who becomes an Affiliate of Company hereafter.

          (b) Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any event prior to the time that the Information Statement is mailed to shareholders of Company), from each Affiliate of Company, an executed Shareholder Agreement substantially in the form attached hereto as Exhibit C
                                                                   ---------
and an Irrevocable Proxy and Market Standoff Agreements substantially in the forms attached as an annexes thereto.

          (c) Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in each case prior to the Effective Time), from each securityholder of Company (whether or not an Affiliate thereof), an executed Shareholder Representation Agreement substantially in the form attached hereto as
Exhibit D (the "Shareholder Representation Agreement") and a duly completed
---------
Investor Suitability Questionnaire in the form attached as an annex thereto
(an "Investor Suitability Questionnaire").

          (d) Company shall not permit the transfer of any shares of Company Capital Stock beneficially owned or held of record by any Company shareholder who has executed a Shareholder Agreement pursuant to Section 5.8(b) above, issue a new certificate representing any such shares or record the vote with respect to any such shares unless and until such Company shareholder shall have complied with the terms of such Shareholder Agreement.

     5.9  Parent Voting Agreements. Section 5.9 of the Parent Disclosure
          ------------------------
Schedule sets forth those persons who may be deemed to be Affiliates of Parent. Parent shall provide Company with such information and documents as Company shall reasonably request for purposes of reviewing such list. Subject to applicable law, Parent shall use its reasonable best efforts to deliver or cause to be delivered to Company a duly executed Voting Agreement in the form of Exhibit F attached hereto from each of the persons identified in Schedule 5.9
---------
as soon as practicable after the execution hereof (to the extent not executed heretofore). Parent shall not permit the transfer of any shares of Parent Common Stock beneficially owned or held of record by any Parent stockholder who has executed a Voting Agreement pursuant to this Section 5.9, issue a new certificate representing any such shares or record the vote with respect to any such shares unless and until such Parent stockholder shall have complied with the terms of such Voting Agreement.

      5.10  Blue Sky Laws. Parent shall take such steps as may be necessary to
            -------------
comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Merger Shares in connection with the Merger. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the Merger Shares in connection with the Merger.

     5.11  Employee Benefit Plans.
           ----------------------

           (a)  Assumption of Options.  Company hereby represents and warrants
                ---------------------
to Parent that Schedule 5.11 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plan, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the day immediately preceding the Closing Date, Company shall deliver to Parent an updated Schedule 5.11, current as of the Closing Date. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding options under the Company Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the Parent's assumption of the options in the Merger. It is the intention of the parties that the options assumed by Parent pursuant to Section 1.6(c) of this Agreement qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within twenty (20) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plan, a document in form and substance reasonably satisfactory to the Shareholders' Agent (as defined below) evidencing the foregoing assumption of such option by Parent.

          (b)  Assignment of Repurchase Options. All outstanding rights of
               --------------------------------                            \
Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio. Except as disclosed in Schedule 5.11, the consummation of the Merger will not
                       -------------
result in the termination of any Repurchase Options or accelerate the vesting of any shares of Company Common Stock subject to those Repurchase Options.

          (c)  Employee Service Credit.  Company employees who become employed
               -----------------------
by Parent upon or immediately following the Closing shall be given full credit for their Company service under Parent employee benefit plans for purposes of seniority, eligibility and vesting to the extent allowable by law and not inconsistent with the applicable plan documents. Parent agrees that for purposes of accrual of vacation, PTO benefits or other such benefits, Parent will use the effective date of Company's employees' respective employment with Company. Such Company employees shall, to the extent then otherwise eligible, be allowed to participate in Parent's employee stock purchase plan on the first entry date under such plan following the Closing. Furthermore, to the extent practicable, Parent shall also administer its medical plans so as to credit Company employees with amounts that they have paid prior to the Closing toward satisfying any applicable deductible and "out-of-pocket" maximum applicable under Parent's medical plans.

          (d)  Termination of SIMPLE Plan.  Unless Parent consents otherwise
               --------------------------
in writing, Company shall, immediately prior to the Closing Date, terminate the Company SIMPLE

Plan described in Section 408(p) of the Code (the "Plan"). Company shall provide to Parent executed resolutions by the Board of Directors of Company authorizing the termination.

      5.12  Form S-8. Parent shall use its reasonable best efforts to file, as
            --------
soon as practicable after the Effective Date, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plan assumed by Parent. As soon as practicable after the date hereof and prior to the Closing, Company will use its reasonable best efforts to cause all holders of assumed Company Options to agree in writing not to exercise their options pursuant to Section 1.6 until Company has filed a registration statement on Form S-8 in accordance with this Section. Company shall cooperate with and assist Parent in the preparation of such registration statement.

      5.13  Listing of Additional Shares. As soon as practicable after the
            ----------------------------
Closing, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Capital Stock issuable upon conversion of the Company Capital Stock in the Merger and upon exercise of options and warrants to acquire Company's Capital Stock assumed by Parent as a result of the Merger.

      5.14  Escrow Agreement. At or before the Effective Time, the parties will
            ----------------
cause the Escrow Agent and the Shareholders' Agent to execute the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit E, with such reasonable and customary modifications as the escrow
   ---------
agent thereunder may require (the "Escrow Agreement").

      5.15  Expenses. Whether or not the Merger is consummated, all costs and
            --------
expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

      5.16  Director and Officer Indemnification. Parent agrees not to cause
            ------------------------------------
or allow the Surviving Corporation to modify, and to cause the Surviving Corporation to honor, any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the officers and directors of Company and its subsidiaries as provided in their respective certificates or articles of incorporation or by-laws, as currently in effect.

      5.17  Preferred Stock; Warrants. Company shall use its reasonable best
            -------------------------
efforts to (i) ensure that either all of Company's outstanding Preferred Stock shall have been converted into Company Common Stock in accordance with the Articles of Incorporation of Company or that the Articles of Incorporation of Company shall provide that the Merger shall cause a liquidation event with respect to the Company Preferred Stock and (ii) ensure that all outstanding warrants have been exercised at or prior to the Effective Time.

      5.18  Board Composition. From and after the Effective Time, the Board of
            -----------------
Directors of Parent shall consist of not more than nine (9) members, and shall initially consist of four (4) members designated by Parent, three (3) members designated by Company and reasonably acceptable to Parent, and two independent members mutually designated by Parent and Company, each of whom shall serve (unless earlier removed in accordance with law) until their respective successors have been elected or appointed and duly qualified. The persons so designated who are not already members of the Board of Directors of Parent shall be duly nominated and elected or appointed as directors of Parent, effective upon the Effective Time, to serve until their successors are duly elected or appointed and qualified. Six months after the Effective Time, one of the four directors designated by Parent and one of the three directors designated by Company shall resign.

                                  ARTICLE VI

                            CONDITIONS TO THE MERGER
                            ------------------------

      6.1  Conditions to Obligations of Each Party to Effect the Merger.
           ------------------------------------------------------------
The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)  Securityholder Approval.  This Agreement and the Merger shall
               -----------------------
have been duly approved and adopted by the requisite vote of the holders of Company Capital Stock, and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Company as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280G(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations. The Parent Stockholder Approval shall have been duly obtained.

          (b)  No Injunctions or Restraints; Illegality.  No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

          (c)  Governmental Approval.  Parent, Company and their respective
               ---------------------
subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Exchange Act and the HSR Act; provided, however, that none of the preceding shall be deemed obtained or made for purposes of satisfying the foregoing condition to Parent's obligation to effect the Merger if it shall impose a non-customary condition or restriction that Parent reasonably determines in good faith could reasonably be expected to result in a Material Adverse Effect on Parent or the Surviving Corporation.

          (d)  Escrow Agreement.  Parent, Company, Escrow Agent and the
               ----------------
Shareholders' Agent shall have entered into the Escrow Agreement.

          (e)  Issuance of Shares.  The fairness hearing shall have been held,
               ------------------
and the terms of the Merger shall have been determined to be fair, by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California or a registration statement on Form S-4 with respect to the shares of Parent Common Stock issuable pursuant to Section 1.6(a) shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect. In the alternative, each of the shareholders of Company who is an "accredited investor" shall have delivered an executed copy of the Shareholder Representation Agreement, and the parties shall be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) are issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder and shall be coupled with Form S-3 registration rights reasonably acceptable to Parent and Company. If the shares of Parent Common Stock issuable pursuant to Section 1.6(a) have not been registered on Form S-4, the Declaration of Registration Rights in substantially the form of Exhibit B hereto shall have been approved pursuant to the Investors'
            ---------
Rights Agreement and shall be in full force and effect.

     6.2  Additional Conditions to Obligations of Company. The obligations of
          -----------------------------------------------
Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

         (a)  Representations, Warranties and Covenants.  (i) The
              -----------------------------------------
representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time (other than representations and warranties expressly made as of an earlier date, which shall have been so true and correct as of such earlier date), except where the failure to be true and correct could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (ii) Parent in all material respects shall have performed and complied with all covenants, obligations and conditions of this Agreement and Ancillary Agreements required to be performed and complied with by it as of or prior to the Effective Time (except, in the case of the covenants of Parent in Section
4.1 and Section 4.3, where the failure to perform or comply with such covenants could not reasonably be expected to have a Material Adverse Effect on Parent).

          (b)  Certificate of Parent.  Company shall have been provided with a
               ---------------------
certificate executed on behalf of Parent by its President and its Chief Financial Officer to the effect that the condition set forth in Section 6.2(a) has been satisfied.

          (c)  Third Party Consents.  Company shall have been furnished with
               --------------------
evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Principal Contract of Parent or any of its subsidiaries or otherwise, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation.

          (d)  Injunctions or Restraints on Merger and Conduct of Business.
               -----------------------------------------------------------
No proceeding brought by any Governmental Entity, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company, following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e)  Legal Opinion.  Company shall have received a legal opinion
               -------------
from Parent's legal counsel, Brobeck, Phleger & Harrison LLP, in substantially the form of Exhibit H.
            ---------

          (f)  Tax Opinion.  Company shall have received a written opinion of
               -----------
company's legal counsel, Riordan & McKinzie LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company.

      6.3  Additional Conditions to the Obligations of Parent and Merger Sub.
           -----------------------------------------------------------------
The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

          (a)  Representations, Warranties and Covenants.  (i) The
               -----------------------------------------
representations and warranties of Company in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time (other than representations and warranties expressly made as of an earlier date, which shall have been so true and correct as of such earlier date), except where the failure to be true and correct could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company or the Surviving Corporation and (ii) Company in all material respects shall have performed and complied with all covenants, obligations and conditions of this Agreement and the Ancillary Agreements to which it is a party required to be performed and complied with by it as of or prior to the Effective Time (except, in the case of the covenants of Company in Section 4.1 and Section 4.2, where the failure to perform or comply with such covenants could not reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation).

          (b)  Certificate of Company.  Parent shall have been provided with a
               ----------------------
certificate executed on behalf of Company by its President and Chief Financial Officer to the effect that the condition set forth in Section 6.3(a) has been satisfied.

          (c)  Third Party Consents.  Parent shall have been furnished with
               --------------------
evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Material Contract of Company or any of its subsidiaries or otherwise, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Parent, Company or the Surviving Corporation.

         (d)  Injunctions or Restraints on Merger and Conduct of Business.
              -----------------------------------------------------------
No proceeding brought by any Governmental Entity, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company, following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e)  Legal Opinion.  Parent shall have received a legal opinion
               -------------
from Company's legal counsel, Riordan & McKinzie LLP, in substantially the form of Exhibit G.
   ---------

          (f)  Tax Opinion.  Parent shall have received a written opinion of
               -----------
Parent's legal counsel, Brobeck, Phleger & Harrison LLP, dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company.

          (g)  Employment and Non-Competition Agreements.  Each of the
               -----------------------------------------
Employment and Non-Competition Agreements executed and delivered by employees of Company set forth on Schedule 6.3(h) contemporaneously with the execution and
                        ---------------
delivery of this Agreement shall be in full force and effect.

          (h)  Certificates.  Company shall, prior to the Closing Date,
               ------------
provide Parent a certificate from the Secretary of State of California and the California Franchise Tax Board as to Company's good standing and payment of all applicable taxes, and such other certificates and closing documents as are reasonably requested by Parent and customary for transactions of the type contemplated hereby.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     7.1  Termination. At any time prior to the Effective Time, whether before
          -----------
or after approval of the matters presented in connection with the Merger by the shareholders of Company, this Agreement may be terminated:

          (a) by mutual consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Parent or Company, if the Closing shall not have occurred on or before May 31, 2000 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

          (c) by Parent, if (i) Company shall breach any representation, warranty, obligation or agreement hereunder in a manner causing conditions precedent to the Closing not to be satisfied and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach, provided that the right to terminate this Agreement
                --------
by Parent under this Section 7.1(c)(i) shall not be available to Parent where Parent is at that time in material breach of this Agreement, or (ii) the Board of Directors of Company shall have omitted, withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Company Takeover Proposal or shall have resolved to do any of the foregoing (it being acknowledged that such action would constitute a breach of this Agreement);

          (d) by Company, if (i) Parent shall breach any representation, warranty, obligation or agreement hereunder in a manner causing conditions precedent to the Closing not to be satisfied and such breach shall not have been cured within twenty (20) business days following receipt by Parent of written notice of such breach, provided that the right to terminate this Agreement by Company under this Section 7.1(d)(i) shall not be available to Company where Company is at that time in material breach of this Agreement, or (ii) the Board of Directors of Parent shall have omitted, withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Company or recommended or endorsed a Parent Takeover Proposal or shall have resolved to do any of the foregoing;

          (e) by Parent if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) if any required approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof, or (iii) the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting or at any adjournment thereof; or

          (f) by Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) if any required approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof, or (iii) the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting or at any adjournment thereof.

     7.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Company or their respective officers, directors, securityholders or affiliates, except as provided in Section 7.3 and/or except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement involving fraud, intentional misrepresentation or willful misconduct; provided that the provisions of Section
5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this
Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

     7.3  Expenses and Termination Fees. Subject to Sections 7.3(b) and 7.3(c),
          -----------------------------
whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

         (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii) or (ii) this Agreement shall be terminated by Parent pursuant to Section 7.1(e)(ii) or by Company pursuant to Section 7.1(f)(ii), in either case following a failure of Company's shareholders to approve this Agreement and, prior to the time of the Company Shareholders Meeting, a Company Takeover Proposal shall have been made which at the time of the Company Shareholders Meeting shall not have been definitively withdrawn by the third party making such proposal, or (iii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) and prior to the breach giving rise to such termination a Company Takeover Proposal shall have been made, then, in any such event, in addition to any other remedies Parent may have, Company shall promptly pay to Parent the sum of five million dollars ($5,000,000), and in the event that a Company Takeover Proposal is consummated within twelve months after such termination of this Agreement, Company shall pay to Parent the additional sum of twenty-five million dollars ($25,000,000) upon the consummation of such Company Takeover Proposal.

          (c) In the event that (i) Company shall terminate this Agreement pursuant to Section 7.1(d)(ii), or (ii) this Agreement shall be terminated by Parent pursuant to Section 7.1(e)(iii), or by Company pursuant to Section 7.1(f)(iii), following a failure of Parent stockholders to grant the Parent Stockholder Approval and, prior to the time of the Parent Stockholders Meeting, a Parent Takeover Proposal shall have been publicly announced which shall not have been publicly and definitively withdrawn by the third party making such proposal, or (iii) Company shall terminate this Agreement pursuant to Section 7.1(d)(i) and prior to the breach giving rise to such termination a Parent Takeover Proposal shall have been publicly announced, then, in any such event, in addition to any other remedies Company may have, Parent shall promptly pay to Company the sum of five million dollars ($5,000,000), and, in the event that a Parent Takeover Proposal is consummated within twelve months after such termination of this Agreement, Parent shall pay to Company the additional sum of twenty-five million dollars ($25,000,000) upon the consummation of such Parent Takeover Proposal. In the event that a Parent Takeover Proposal is publicly announced and is thereafter withdrawn, the fact of such withdrawal shall be communicated to Parent stockholders a reasonable time before the Parent Stockholders Meeting, and the Parent Stockholders Meeting shall, if necessary, be adjourned or postponed for a reasonable period to permit dissemination of such information to Parent stockholders, withdrawal of proxies that may have been affected by the announcement or pendency of such Parent Takeover Proposal and resolicitation and submission of new proxies in favor of the Parent Stockholder Approval.

     7.4  Amendment. The boards of directors of the parties hereto may cause
          ---------
this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to approval of the Merger by the shareholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the

Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Capital Stock.

     7.5  Extension; Waiver. At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                           ESCROW AND INDEMNIFICATION
                           --------------------------

     8.1  Escrow Fund. As soon as practicable after the Effective Time, ten
          -----------
percent (10%) of the Merger Shares issued at the Closing or to which holders of Company Capital Stock are entitled to receive by virtue of the Merger (the "Escrow Shares") shall be registered in the name of, and be deposited with, State Street Bank and Trust Company (or another institution selected by Parent with the reasonable consent of Company) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the shareholders of Company.

     8.2  Indemnification. Subject to the limitations set forth in this
          ---------------
Article VIII, the shareholders of Company will indemnify and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Parent under existing insurance policies or indemnities from third parties (collectively, "Damages") arising out of any misrepresentation or breach of or default in any of the representations, warranties, covenants and agreements given or made by Company in or pursuant to this Agreement, the Company Disclosure Schedules or any exhibit or schedule to this Agreement, including any agreement entered into by Parent and Company in connection with this Agreement and any certificates delivered pursuant to Article VI hereof. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. Parent and Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Parent would have agreed to issue in connection with the Merger. If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for any breach or default in connection with any of the representations, warranties, covenants or agreements set forth in this Agreement or any exhibit hereto, absent fraud, intentional misrepresentation or willful breach. Nothing in this Agreement shall limit the liability (i) of Company for any breach of any representation, warranty or covenant if the Merger is not consummated, or (ii) of any Company shareholder in connection with any breach by such shareholder of the Shareholder Representation Agreement, the Shareholder Agreement or the Irrevocable Proxy. No claim for indemnification after the Effective Time shall be made under this Article VIII unless and until aggregate Damages (including Damages pursuant to all prior claims) exceed two million dollars ($2,000,000), and then only to the extent that aggregate Damages exceed such amount.

     8.3  Escrow Period. The Escrow Period shall terminate upon the following
          -------------
dates: (a) for matters expected to be encountered and resolved in the audit of Parent's financial statements for its fiscal year ending September 30, 2000, the earlier of the first anniversary of the Closing Date or the date on which Parent publishes the combined audited financial statements of Parent and Company for the fiscal year which includes the Closing Date and (b) for all other matters, the first anniversary of the Closing Date; provided, however, that a portion of
                                           --------  -------
the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Parent shall deliver to the Escrow Agent a certificate specifying the Effective Time.

     8.4  Claims upon Escrow Fund. Upon receipt by the Escrow Agent on or
          -----------------------
before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"), setting forth the estimate of Damages and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.5 and 8.6 below, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at the Closing Market Value (the "Escrow Value").

     8.5  Objections to Claims. At the time of delivery of any Officer's
          --------------------
Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section 8.7 below) and for a period of twenty (20) days after such delivery to the Shareholders' Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 8.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with Section 8.4 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such twenty (20) day period.

     8.6  Resolution of Conflicts; Arbitration.
          ------------------------------------

          (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have ten (10) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such ten (10) day period there remains a dispute as to any claims, the Shareholders' Agent and Parent shall attempt in good faith for ten (10) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

         (b) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in
Section 8.5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

        (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara, San Mateo or San Francisco County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this
Section 8.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party unless the arbitrators award Parent more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, Company shareholders for whom shares of Company Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     8.7  Shareholders' Agent.
          -------------------

          (a) Thomas R. Govreau shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of Company shareholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Parent. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each Company shareholder.

          (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Company shareholder shall jointly and severally indemnify the Shareholders Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Shareholders' Agent shall have reasonable access to information about Company and the reasonable assistance of Company's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.8  Actions of the Shareholders' Agent. A decision, act, consent or
          ----------------------------------
instruction of the Shareholders' Agent shall constitute a decision of all Company shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Company shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

     8.9  Third-Party Claims. In the event Parent becomes aware of a
          ------------------
third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Company shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.
                                  ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

     9.1  Non-Survival at Effective Time. The representations and warranties
          ------------------------------
set forth herein shall survive until the expiration of twelve (12) months after the Effective Time. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I,
Section 5.4 (Confidentiality), 5.7 (Further Assurances), 5.8 (Company Shareholder Agreements), 5.10 (Blue Sky Laws), 5.11 (Employee Benefit Plans),
5.12 (Form S-8), 5.13 (Listing of Additional Shares), 5.16 (Expenses), 5.18 (Director and Officer Indemnification), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Effective Date and the Closing.

     9.2  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or by reputable overnight courier or sent via facsimile (with confirmation of receipt and followed by delivery by one of the other methods described in this Section) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent, to:

                    Digital Island, Inc.
                    45 Fremont Street
                    12th Floor
                    San Francisco, CA  94111
                    Attention:  Ruann F. Ernst
                    Facsimile No.:  (415) 738-4141
                    Telephone No.:  (415) 738-4100

               with a copy to:

                    Brobeck, Phleger & Harrison LLP
                    2200 Geng Road
                    Two Embarcadero Place
                    Palo Alto, CA  94303
                    Attention:  Curtis L. Mo, Esq.
                            with a copy to Rod J. Howard, Esq.
                    Facsimile No.:  (650) 496-2715
                    Telephone No.:  (650) 424-0160

               (b)  if to Company, to:

                    Sandpiper Networks, Inc.
                    225 W. Hillcrest Dr.
                    Suite 250
                    Thousand Oaks, CA  91360
                    Attention:  Leo S. Spiegel
                    Facsimile No.:  (805) 370-2121
                    Telephone No.:  (805) 370-2100

               with a copy to:

                    Riordan & McKinzie
                    5743 Corsa Ave.
                    Suite 116
                    Westlake Village, CA  91362
                    Attention:  Larry Weeks, Esq.
                    Facsimile No.:  (818) 706-2956
                    Telephone No.:  (818) 706-1800

     9.3  Interpretation. When a reference is made in this Agreement to
          --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4  Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5  Entire Agreement; Nonassignability; Parties in Interest. This
          -------------------------------------------------------
Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (c), (d), (f) and (g), 1.7, 1.9, 1.12, 5.11, 5.12 and 5.18; and (c)
shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     9.6  Severability. In the event that any provision of this Agreement, or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7  Remedies Cumulative. Except as otherwise provided herein, any and
          -------------------
all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of California without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9  Rules of Construction. The parties hereto agree that they have been
          ---------------------
represented by legal counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10  Definitions. For purposes of this Agreement, the following terms
           -----------
shall have the meanings set forth below:

           (a) "Material Adverse Effect" means, with respect to any person or entity, any event, change or effect that is materially adverse to the business, operations, personnel, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, or results of operations of such person or entity and its subsidiaries, taking such person or entity together with its subsidiaries as a whole, provided, that none of the following, either
                                  --------
alone or in combination, shall constitute, in and of itself or in and of themselves, a Material Adverse Effect: changes, events and effects that are directly caused by (i) conditions affecting national, regional or world economies as a whole (to the extent such person or entity is not disproportionately affected), (ii) conditions affecting the industry or industries, as a whole, in which such person or entity participates (to the extent such person or entity is not disproportionately affected), (iii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, (iv) failure of Parent to meet the revenue or earnings predictions of equity analysts (as reflected in the First Call consensus estimate), or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or
(v) changes in the market price or trading volume of Parent capital stock.

          (b) The term "knowledge" means, with respect to any party, the actual knowledge after reasonable inquiry of the directors and officers of such party and employees of such party charged with senior administrative or operational responsibility for matters as to which knowledge is ascribed.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective officer thereunto duly authorized, all as of the date first written above.

                                 DIGITAL ISLAND, INC.



                                 By:  /s/ T.L. Thompson
                                     -------------------------------
                                     Name:  T.L. Thompson
                                     Title: Chief Financial Officer & Secretary



                                 BEACH ACQUISITION CORP.



                                 By:  /s/ T.L. Thompson
                                     -------------------------------
                                     Name:  T.L. Thompson
                                     Title: Chief Financial Officer & Secretary



                                 SANDPIPER NETWORKS, INC.


                                 By:  /s/ Leo S. Spiegel
                                     -------------------------------
                                     Name:  Leo S. Spiegel
                                     Title: Chairman, President and CEO